Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Danka Business Systems PLC

We consent to the use of our report dated June 17, 2002 with respect to the consolidated balance sheets of Danka Business Systems PLC and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended March 31, 2002, which report appears in the March 31, 2002 Form 10-K of Danka Business Systems PLC incorporated herein by reference.

KPMG Audit Plc
Chartered Accountants
Registered Auditor
London, England

November 1, 2002